EXHIBIT 10.1

PREFERRED SHARES PURCHASE AGREEMENT

between

DCP HOLDING COMPANY

and

CINCINNATI FINANCIAL CORPORATION

Dated as of January 4, 2012

The Redeemable Institutional Preferred Shares have not been registered with the Securities and Exchange Commission or any state securities authority in reliance on exemptions from registration under applicable securities laws. In making the investment decision, Purchaser must rely on its own examination of the terms of the placement, including the merits and risks involved. The Redeemable Institutional Preferred Shares have not been recommended by any governmental or regulatory authority.

The Redeemable Institutional Preferred Shares are subject to restrictions on transferability and resale and may not be transferred or resold except as permitted by the Amendment to the Company’s Amended and Restated Articles of Incorporation, in the form attached to this Agreement, and under applicable securities laws. An investment in the Redeemable Institutional Preferred Shares involves risk. Purchaser will be required to bear the financial risks of an investment in the Redeemable Institutional Preferred Shares for an indefinite period of time.

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PREFERRED SHARES PURCHASE AGREEMENT

This PREFERRED SHARES PURCHASE AGREEMENT (this “Agreement”), dated as of January 4, 2012, is made by and between DCP Holding Company, an Ohio corporation (the “Company”), and Cincinnati Financial Corporation, an Ohio corporation (the “Purchaser”). The Company and the Purchaser are sometimes individually referred to in this Agreement as a “Party” and collectively as the “Parties.”

WHEREAS, the Company desires to issue and sell to the Purchaser, and the Purchaser desires to purchase from the Company, an aggregate of 1,000 shares of the Company’s Redeemable Institutional Preferred Shares – 2012 (A) Series (the “Redeemable Institutional Preferred Shares”), for an aggregate purchase price of $1,000,000 in accordance with the terms hereof.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

SALE AND PURCHASE OF SHARES

SECTION 1.01 Issuance, Sale and Purchase of the Redeemable Institutional Preferred Shares. Subject to the terms and conditions of this Agreement, at the Closing, the Company shall issue and sell to the Purchaser, and the Purchaser shall purchase from the Company, 1,000 shares of the Redeemable Institutional Preferred Shares for the purchase price of $1,000 per Redeemable Institutional Preferred Share, with an aggregate purchase price of $1,000,000 (the “Purchase Price”). The Redeemable Institutional Preferred Shares shall have the rights, preferences, privileges, restrictions and other terms as set forth in the Amendment to the Company’s Amended and Restated Articles of Incorporation in the form attached as Exhibit A hereto (the “Amendment”).

SECTION 1.02 Closing. The closing of the issuance, sale and purchase of the Redeemable Institutional Preferred Shares (the “Closing”) shall take place at the offices of the Purchaser, at 6200 S. Gilmore Road, Fairfield, Ohio 45014, at 2:00 p.m. Eastern Time on January 4, 2012, or at such other location, date and time as the Parties may agree. The date on which the Closing will occur is referred to herein as the “Closing Date.” At the Closing, the Company shall issue and deliver to the Purchaser a stock certificate, registered in the name of the Purchaser, representing the Redeemable Institutional Preferred Shares in exchange for the payment of the Purchase Price by the Purchaser to the Company pursuant to the wire transfer instructions furnished by the Company.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Purchaser as of the Closing Date as follows:

SECTION 2.01 Organization and Good Standing. The Company and its subsidiaries have been duly incorporated or organized and are validly existing and in good standing under the laws of their respective jurisdictions of incorporation or organization, are duly qualified to do business and are in good standing in each jurisdiction in which their respective ownership or lease of property or the conduct of their respective businesses requires such qualification, and have all power and authority necessary to own or hold their respective properties and to conduct the businesses in which they are engaged, except where the failure to be so qualified, in good standing or have such power or authority would not, individually or in the aggregate, have a material adverse effect on the Company and its subsidiaries taken as a whole or on the performance by the Company of its obligations under this Agreement (a “Material Adverse Effect”).

SECTION 2.02 Authority and Binding Obligation. The Company has the necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The Company has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery hereof by the Purchaser, this Agreement constitutes the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to creditors’ rights and general principles of equity.

SECTION 2.03 Capitalization. All issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable and, except as disclosed in the Company Reports (as defined in Section 2.08), are not subject to any preemptive rights. Except as disclosed in the Company Reports and set forth in the Amendment, (i) there are no options, warrants, calls, subscriptions, convertible securities or other rights, agreements or commitments which obligate the Company or any of its subsidiaries to issue, transfer, sell or register any shares of capital stock or other securities of the Company or any of its subsidiaries, (ii) there are no outstanding obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries and (iii) there are no outstanding stock appreciation rights, security-based performance units, “phantom” stock or other security rights or other agreements or arrangements pursuant to which any person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance or other attribute of the Company or any of its subsidiaries or assets or calculated in accordance therewith (other than payments or commissions to employees or agents of the Company or any of its Subsidiaries in the ordinary course of business consistent with past practices). The Company has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter. There are no voting trusts or other agreements or understandings to which the Company is a party with respect to the voting of capital stock of the Company.

SECTION 2.04 The Redeemable Institutional Preferred Shares. The Redeemable Institutional Preferred Shares to be issued and sold by the Company hereunder, when issued and delivered and paid for as provided herein, will be duly authorized, validly issued, fully paid and nonassessable. The issuance of the Redeemable Institutional Preferred Shares is not subject to any preemptive or similar rights.

SECTION 2.05 No Violation or Default. Subject to obtaining the consents identified in Schedule 2.06, neither the Company nor any of its subsidiaries is: (i) in violation of its articles of incorporation or code of regulations or similar organizational documents; (ii) in default, and no event has occurred that, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject; or (iii) in violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority, except, in the case of clauses (ii) and (iii) above, for any such default or violation that would not, individually or in the aggregate, have a Material Adverse Effect.

SECTION 2.06 No Conflicts. The execution, delivery and performance by the Company of this Agreement, including the issuance and sale of the Redeemable Institutional Preferred Shares, will not, subject to obtaining the consents identified in Schedule 2.06: (i) result in any violation of the provisions of the articles of incorporation or code of regulations or similar organizational documents of the Company or any of its subsidiaries, (ii) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries pursuant to, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject, or (iii) result in the violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority, except, in the case of clauses (ii) and (iii) above, for any such conflict, breach, violation or default that would not, individually or in the aggregate, have a Material Adverse Effect.

SECTION 2.07 No Governmental Consents Required. Subject, in part, to the truth and accuracy of the Purchaser’s representations set forth in Article III, no consent, approval, authorization, order, license, registration or qualification of or with any court or arbitrator or governmental or regulatory authority is required to be obtained or made by the Company for the execution, delivery and performance by the Company of this Agreement, including the issuance and sale of the Redeemable Institutional Preferred Shares.

SECTION 2.08 Financial Statements. The financial statements (including the related notes thereto) of the Company and its consolidated subsidiaries included or incorporated by reference in the reports filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) since December 31, 2010 (including exhibits and any amendments thereto or incorporated by reference therein, the “Company Reports”) comply in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended, as applicable, and fairly present in all material respects the financial position of the Company and its consolidated subsidiaries as of the dates indicated and the results of their operations and the changes in their cash flows for the periods specified (subject, in the case of unaudited statements, to (i) such exceptions as may be permitted for quarterly reports on Form 10-Q filed with the SEC and (ii) normal, recurring year-end audit adjustments which are not material in the aggregate). Such financial statements have been prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis throughout the periods covered thereby, except as may be noted therein.

SECTION 2.09 No Material Adverse Effect. Since the date of the most recent financial statements of the Company included or incorporated by reference in the Company Reports (i) there has not been any Material Adverse Effect and (ii) except for actions taken in connection with this Agreement or the transactions contemplated hereby, the Company and its subsidiaries have conducted their respective businesses in the ordinary course.

SECTION 2.10 No Other Representations or Warranties. Except for the representations and warranties made by the Company in this Article II, neither the Company nor any other person makes any representation or warranty with respect to the Company or its subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to the Purchaser or any of its affiliates or representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Company as of the Closing Date as follows:

SECTION 3.01 Organization and Good Standing. The Purchaser has been duly incorporated or organized and is validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, is duly qualified to do business and is in good standing in each jurisdiction in which its ownership or lease of property or the conduct of its business requires such qualification, and has all power and authority necessary to own or hold its properties and to conduct the businesses in which it is engaged, except where the failure to be so qualified, in good standing or have such power or authority would not, individually or in the aggregate, have a material adverse effect on the Purchaser or on the performance by the Purchaser of its obligations under this Agreement (a “Purchaser Material Adverse Effect”).

SECTION 3.02 Authority and Binding Obligations. The Purchaser has the necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The Purchaser has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery hereof by the Company, this Agreement constitutes the valid and legally binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to creditors’ rights and general principles of equity.

SECTION 3.03 No Conflicts. The execution, delivery and performance by the Purchaser of this Agreement, including the purchase of the Redeemable Institutional Preferred Shares, will not (i) result in any violation of the provisions of the articles of incorporation or code of regulations or similar organizational documents of the Purchaser, (ii) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Purchaser pursuant to, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Purchaser is a party or by which it is bound or to which any of its properties or assets is subject, or (iii) result in the violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority, except, in the case of clauses (ii) and (iii) above, for any such conflict, breach, violation or default that would not, individually or in the aggregate, have a Purchaser Material Adverse Effect.

SECTION 3.04 No Governmental Consents Required. No consent, approval, authorization, order, license, registration or qualification of or with any court or arbitrator or governmental or regulatory authority is required to be obtained or made by the Purchaser for the execution, delivery and performance by the Purchaser of this Agreement.

SECTION 3.05 Purchase Entirely for Own Account. The Purchaser is acquiring the Redeemable Institutional Preferred Shares for its own account for the purpose of investment only, without any view toward sale or distribution.

SECTION 3.06 Accredited Investor. The Purchaser is an “accredited investor” within the meaning of Rule 501 promulgated under the Securities Act.

SECTION 3.07 Investment Experience. The Purchaser has such knowledge and experience in financial and business matters so as to be able to evaluate the risks and merits of its investment in the Company and it is able financially to bear the risks thereof.

SECTION 3.08 Disclosure of Information. The Purchaser has reviewed the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2011; has had an opportunity to discuss the Company’s business, management and financial affairs with the Company’s management and has had all of Purchaser’s questions regarding the Company or the Redeemable Institutional Preferred Shares answered to Purchaser’s satisfaction. The Purchaser understands that (i) the Redeemable Institutional Preferred Shares have not been registered under the Securities Act or any state securities or blue sky laws by reason of their issuance in a transaction exempt from the registration requirements of the Securities Act, (ii) no public agency has reviewed the accuracy or adequacy of any information furnished to the Purchaser and the Purchaser’s representatives in connection with the Purchaser’s purchase of the

Redeemable Institutional Preferred Shares, (iii) there will be no public market for the Redeemable Institutional Preferred Shares and the Redeemable Institutional Preferred Shares will not be readily salable, (iv) the Redeemable Institutional Preferred Shares will be subject to restrictions on transfer under the Amendment and the Company’s Amended and Restated Code of Regulations, and (v) even if the Redeemable Institutional Preferred Shares are subsequently registered or qualified under the Securities Act and registered or qualified under state securities or blue sky laws, or an exemption from such registration and qualification is available, the amount or percentage of the Redeemable Institutional Preferred Shares that may be sold or transferred may be limited by applicable federal and state laws, rules and regulations. The Purchaser is not relying upon any representation or warranty of any employee, officer or director of the Company other than as provided herein.

ARTICLE IV

CONDITIONS TO THE OBLIGATIONS OF THE PURCHASER

The obligations of the Purchaser to purchase and pay for the Redeemable Institutional Preferred Shares at the Closing are subject to the satisfaction, at or prior to the Closing, of the following conditions (any of which may be waived by the Purchaser, in whole or in part):

SECTION 4.01 Stock Certificates. The Purchaser shall have received a certificate representing the Redeemable Institutional Preferred Shares.

SECTION 4.02 Amendment. The Amendment shall have been duly filed with and accepted by the Secretary of State of the State of Ohio.

SECTION 4.03 Consents. Each of the consents identified in Schedule 2.06 shall have been obtained.

SECTION 4.04 Representations and Warranties. The representations and warranties contained in Article II shall be true and correct in all material respects, and an executive officer of the Company shall have certified to such effect to the Purchaser in writing.

SECTION 4.05 Performance. The Company shall have performed and complied in all material respects with all agreements contained herein required to be performed or complied with by it at or prior to the Closing and an executive officer of the Company shall have certified to the Purchaser in writing to such effect.

SECTION 4.06 Closing Certificates. The Purchaser shall have received copies of the following certificates and other documents:

(a) the Amendment, certified by the Secretary of State of the State of Ohio;

(b) a certificate of the Secretary of State of the State of Ohio, dated as of a recent date, as to the good standing of the Company; and

(c) a certificate of the Secretary of the Company dated the Closing Date and certifying:

(i) that attached thereto is a true and complete copy of the Amended and Restated Code of Regulations of the Company as in effect on the date of such certification; and

(ii) that attached thereto is a true and complete copy of all resolutions of the Board of Directors of the Company adopting the Amendment and authorizing the execution, delivery and performance of this Agreement, including the issuance and sale of the Redeemable Institutional Preferred Shares, and that all such resolutions are in full force and effect.

SECTION 4.07 No Actions or Proceedings. No action or proceeding by or before any court, administrative body or governmental agency shall have been instituted or threatened which seeks to enjoin, restrain or prohibit this Agreement or the consummation of the transactions contemplated by this Agreement. No law or regulation shall be in effect and no court order shall have been entered in any action or proceeding instituted by any party which enjoins, restrains or prohibits this Agreement or the consummation of the transactions contemplated by this Agreement.

ARTICLE V

CONDITIONS TO THE OBLIGATIONS OF THE COMPANY

The obligations of the Company to issue and sell the Redeemable Institutional Preferred Shares at the Closing are subject to the satisfaction, at or prior to the Closing, of the following conditions (any of which may be waived by the Company, in whole or in part):

SECTION 5.01 Consents. Each of the consents identified in Schedule 2.06 shall have been obtained.

SECTION 5.02 Representations and Warranties. The representations and warranties contained in Article III shall be true and correct in all material respects, and an executive officer of the Purchaser shall have certified to such effect to the Company in writing.

SECTION 5.03 Performance. The Purchaser shall have performed and complied in all material respects with all agreements contained herein required to be performed or complied with by it at or prior to the Closing and an executive officer of the Purchaser shall have certified to the Company in writing to such effect.

SECTION 5.04 No Actions or Proceedings. No action or proceeding by or before any court, administrative body or governmental agency shall have been instituted or threatened which seeks to enjoin, restrain or prohibit this Agreement or the consummation of the transactions contemplated by this Agreement. No law or regulation shall be in effect and no court order shall have been entered in any action or proceeding instituted by any party which enjoins, restrains or prohibits this Agreement or the consummation of the transactions contemplated by this Agreement.

ARTICLE VI

INDEMNIFICATION

SECTION 6.01 Survival. All covenants, agreements, representations and warranties made by either Party in this Agreement, and the indemnification obligations of the Parties with respect thereto, shall survive the execution and delivery of this Agreement and the Closing and continue in full force and effect until the one-year anniversary of the Closing Date (the “Termination Date”). If, at any time prior to the Termination Date, any Purchaser Indemnified Party or Company Indemnified Party (as such terms are defined in Sections 6.02 and 6.03), as the case may be, delivers to the other Party a written notice asserting a claim for indemnification hereunder, then the claim asserted in such written notice shall survive until such time as such claim is finally resolved.

SECTION 6.02 Indemnification of the Purchaser. The Company shall indemnify and hold harmless the Purchaser and each affiliate, shareholder, director, officer, employee, agent, representative and successor in interest of the Purchaser (the “Purchaser Indemnified Parties”) from and against any and all losses, liabilities, damages, demands, claims, suits, actions, judgments or causes of action, assessments, costs and expenses, including interest, penalties, reasonable attorneys’ fees, any and all reasonable expenses incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation (collectively, “Damages”) asserted against, resulting to, imposed upon, or incurred or suffered by the Purchaser Indemnified Parties, directly or indirectly, as a result of or arising from (i) any inaccuracy in or breach of any of the representations and warranties made by the Company in this Agreement or (ii) any breach of or nonperformance by the Company of its covenants, agreements or other obligations under this Agreement.

SECTION 6.03 Indemnification of the Company. The Purchaser shall indemnify and hold harmless the Company and each affiliate, shareholder, director, officer, employee, agent, representative and successor in interest of the Company ( the “Company Indemnified Parties”) from and against any and all Damages, asserted against, resulting to, imposed upon, or incurred or suffered by the Company Indemnified Parties, directly or indirectly, as a result of or arising from (i) any inaccuracy in or breach of any of the representations and warranties made by the Purchaser in this Agreement or (ii) any breach of or nonperformance by the Purchaser of its covenants, agreements or other obligations under this Agreement.

SECTION 6.04 Exclusive Remedies. The remedies provided in this Article VI shall be deemed the sole and exclusive remedies of the Parties with respect to this Agreement and the transactions contemplated hereby after the Closing, and no Party shall pursue or seek to pursue any other remedy except for any equitable relief to which any Party may be entitled or in the case of fraud.

ARTICLE VII

MISCELLANEOUS

SECTION 7.01 Exchange for Equivalent Convertible Preferred Shares. The Parties acknowledge that the Company has under active consideration a revision to its Amended and Restated Articles of Incorporation that would allow the issuance of Preferred Shares that would be convertible into a class of Common Shares. In the event that: (i) the Company’s Board of Directors and the holders of the Class A Common Shares approve the necessary amendment(s) to the Company’s Amended and Restated Articles of Incorporation and/or its Amended and Restated Code of Regulations to provide the Company with the authority to issue one or more series of Preferred Shares that are convertible, at the option of the holders thereof, into any class of Common Shares; (ii) the Company’s Board of Directors subsequently fixes the terms of such convertible Preferred Shares (the “Convertible Preferred Shares”) so that such terms include (A) an annual dividend that is equivalent to the annual dividend on the Redeemable Institutional Preferred Shares, as described in the Amendment, (B) a put right for the holders of the Convertible Preferred Shares that is equivalent to the put right of the holders of the Redeemable Institutional Preferred Shares, as described in the Amendment, (C) a conversion ratio in respect of the conversion of Convertible Preferred Shares into Common Shares that is substantially equivalent to the Conversion Ratio, as defined in the Amendment, and (D) terms that are otherwise no less favorable in any material respect to holders of the Redeemable Institutional Preferred Shares than those contained in the Amendment; and (iii) the Company offers to exchange such number of Convertible Preferred Shares for all then-outstanding Redeemable Institutional Preferred Shares so that, upon consummation of such exchange, the prior holders of the Redeemable Institutional Preferred Shares will hold Convertible Preferred Shares representing the same percentage of the outstanding capital stock of the Company as such holders held immediately prior to the consummation of such exchange, then the Purchaser (and any assignee or transferee) of the Redeemable Institutional Preferred Shares shall be obligated to exchange its Redeemable Institutional Preferred Shares for such Convertible Preferred Shares. The Parties agree that nothing in this Section 7.01 shall be construed or interpreted as creating any binding obligation or covenant of the Company or limiting, restricting or modifying the discretion, obligations or duties of the Company’s Board of Directors. Capitalized terms used in this Section 7.01 but not defined in this Agreement shall have the meanings given such terms in the Company’s Amended and Restated Articles of Incorporation.

SECTION 7.02 Brokerage. Each Party hereto will indemnify and hold harmless the other against and in respect of any claim for brokerage or other commissions relative to this Agreement or to the transactions contemplated hereby, based in any way on agreements, arrangements or understandings made or claimed to have been made by such Party with any third party.

SECTION 7.03 Expenses. Each Party shall pay all of its own fees and expenses incurred in connection with the negotiation, preparation and execution of this Agreement.

SECTION 7.04 Notices. All notices, requests, consents and other communications hereunder shall be in writing and will be deemed to have been duly given when (i) delivered by hand (with written confirmation of receipt), (ii) received by the addressee, if sent by a nationally recognized overnight delivery service, (iii) received by the addressee, if mailed by certified or registered mail, return receipt requested, or (iv) sent by telecopier or email (with confirmation of receipt), addressed as follows:

If to the Company:

DCP Holding Company

100 Crowne Point Place

Sharonville, OH 45241

Attention: Robert C. Hodgkins, Jr., Vice President and Chief Financial Officer

Facsimile: (513) 554-3187

E mail: rhodgkins@dentalcareplus.com

With a copy to:

Baker & Hostetler LLP

312 Walnut Street

Suite 3200

Cincinnati, OH 45202

Attention: Thomas W. Kahle

Facsimile: (513) 929-0303

E mail: tkahle@bakerlaw.com

If to the Purchaser:

Cincinnati Financial Corporation

6200 S. Gilmore Road

Fairfield, OH 45014

Attention: Michael Abrams

Facsimile: (513) 870-0609

E mail: Michael_Abrams@CINFIN.com

With a copy to:

Attention:
Facsimile:	( ) -
E mail:

or, in any such case, at such other address or addresses as shall have been furnished in writing by such Party to the other.

SECTION 7.05 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.

SECTION 7.06 Entire Agreement. This Agreement, including the Schedules and Exhibits hereto, supersedes all prior agreements between the Parties with respect to its subject matter and constitutes the sole and entire agreement of the Parties with respect to the subject matter hereof. All Schedules and Exhibits hereto are hereby incorporated herein by reference.

SECTION 7.07 Assignments and Successors. This Agreement shall not be assigned by either of the Parties (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

SECTION 7.08 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

SECTION 7.09 Amendments. This Agreement may be amended or modified with the written consent of the Company and the Purchaser.

SECTION 7.10 Severability. If any provision of this Agreement shall be declared void or unenforceable by any judicial or administrative authority, the validity of any other provision and of the entire Agreement shall not be affected thereby.

SECTION 7.11 Section Headings; Construction. The headings of Articles and Sections in this Agreement are for convenience only and are not to be considered in construing or interpreting any term or provision of this Agreement. All references to “Article”, “Articles”, “Section” or “Sections” refer to the corresponding Article, Articles, Section or Sections (or sub-Section or sub-Sections) of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

SECTION 7.12 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns, except for the rights of the Purchaser Indemnified Parties and Company Indemnified Parties under Article VI of this Agreement.

[Signatures of the Parties intentionally appear on the next page.]

IN WITNESS WHEREOF, the undersigned have executed this Preferred Shares Purchase Agreement as of the date first set forth above.

THE COMPANY:

DCP HOLDING COMPANY

By:	/s/ Anthony A. Cook
Name:	Anthony A. Cook
Title:	President & CEO

THE PURCHASER:

CINCINNATI FINANCIAL CORPORATION

By:	/s/ Marty Hollenbeck, CFA
Name:	Marty Hollenbeck
Title:	Vice President – Investments

Exhibit A

Amendment to Amended and Restated Articles of Incorporation

Certificate

of

Amendment

to

Amended and Restated Articles of Incorporation

of

DCP Holding Company

The following amendment to the Amended and Restated Articles of Incorporation of DCP Holding Company (the “Corporation”), adopted in accordance with Article FOURTH, Section B.1. of the Amended and Restated Articles of Incorporation, was adopted by the Board of Directors on December 14, 2011, at a meeting of the Board of Directors on that date pursuant to the authority of Section 1701.70(B) and 1701.73(A) and (C) of the Ohio Revised Code.

RESOLVED, that, pursuant to authority expressly vested in the Board of Directors of the Corporation by the provisions of the Amended and Restated Articles of Incorporation of the Corporation, the Board of Directors of the Corporation duly adopted the following amendment to the Amended and Restated Articles of Incorporation of the Corporation; and

FURTHER RESOLVED, that the Amended and Restated Articles of Incorporation of the Corporation be, and hereby are, amended by adding at the end of Section B of Article FOURTH a new subsection 8 that reads as follows:

8. THE REDEEMABLE INSTITUTIONAL PREFERRED SHARES – 2012 (A) SERIES

The Redeemable Institutional Preferred Shares – 2012 (A) Series shall have the following express terms:

(a) DESIGNATION, AMOUNT AND SERIES. Of the 100,000 authorized Preferred Shares, 1,000 are designated as the “Redeemable Institutional Preferred Shares – 2012 (A) Series” (the “2012A Redeemable Institutional Preferred Shares”). The 2012A Redeemable Institutional Preferred Shares have the express terms set forth in this Section B of Article FOURTH as being applicable to all Preferred Shares as a class and, in addition, the following express terms.

(b) ELIGIBLE OWNER. Only an “accredited investor” (within the meaning of Rule 501 promulgated under the Securities Act of 1933, as amended), which is not an insurance company, dental HMO, dental PPO, a company that offers and sells a vision benefit product, an affiliate of any of the foregoing, or any person or entity acting directly or indirectly on behalf of any of the foregoing or affiliate thereof, is eligible to purchase, own or hold the 2012A

Redeemable Institutional Preferred Shares (a “2012A Redeemable Institutional Preferred Eligible Owner”).

(c) CONSIDERATION FOR ISSUANCE. The per share purchase price for the 2012A Redeemable Institutional Preferred Shares will be $1,000 (hereinafter referred to in this subsection 8 as the “Issue Price”).

(d) DIVIDENDS.

(i) Each 2012A Redeemable Institutional Preferred Share will carry an annual dividend at a rate equal to: (A) in respect of the dividend for 2012, 5% of the per share Issue Price, prorated based on the number of days that the 2012A Redeemable Institutional Preferred Share was outstanding in 2012, payable in four equal quarterly installments on or before the last business day of each calendar quarter of 2012; and (B) in respect of the dividends for 2013 and all years thereafter, 5% of the Adjusted Book Value per 2012A Redeemable Institutional Preferred Share (as defined below) as of December 31 of the preceding year. The dividend on the 2012A Redeemable Institutional Preferred Shares for 2013 and all years thereafter, once declared by the Corporation’s Board of Directors, shall be paid by the Corporation in four equal quarterly installments, on or before the last business day of the calendar quarter of the year for which the dividend was declared, to each holder of a 2012A Redeemable Institutional Preferred Share who was a record holder of such share on December 31 of the prior calendar year. (For example, the annual dividend for 2013 will be 5% of the Adjusted Book Value per 2012A Redeemable Institutional Preferred Share as of December 31, 2012 and will be paid in four equal installments on or before the last business day of each calendar quarter of 2013.) In the event that a 2012A Redeemable Institutional Preferred Share is not outstanding for the entire year in which the dividend is paid, the dividend payable during such quarter shall be proportionately reduced based on the number of days in the quarter the 2012A Redeemable Institutional Preferred Share was outstanding. Following the payment of a dividend on the 2012A Redeemable Institutional Preferred Shares for any calendar year, any subsequent payment of a dividend on the 2012A Redeemable Institutional Preferred Shares, including in connection with a Liquidation Event (as defined in subsection (h) below) or the exercise of a Put Right or Call Right (as defined in subsection (g) below), shall include any adjustments necessary to reconcile estimated and actual calculations of Adjusted Book Value per 2012A Redeemable Institutional Preferred Share as of December 31 of the calendar year for which the dividend on the 2012A Redeemable Institutional Preferred Shares was paid based upon the year-end audit of the Corporation’s financial statements. The dividend on the 2012A Redeemable Institutional Preferred Shares, if not declared payable by the Corporation’s Board of Directors or otherwise not paid for any reason, shall cumulate and compound annually.

(ii) For purposes of this subsection 8, the “Adjusted Book Value per 2012A Redeemable Institutional Preferred Share” shall be an amount determined in accordance with generally accepted accounting principles and the following:

(A) As of the end of each calendar month after January 2012, the book value of the Preferred Shares (as defined in the first paragraph of this Article FOURTH), including the 2012A Redeemable Institutional Preferred Shares, the Redeemable

Institutional Preferred Shares – 2010 (A) Series (as described in subsection 7 of Section B of this Article FOURTH, hereinafter referred to in this subsection 8 as the “2010 Redeemable Institutional Preferred Shares”) and the Provider Preferred Shares (as defined in subsection 6(a) of Section B of this Article FOURTH), the Class A Common Shares (as defined in the first paragraph of this Article FOURTH), and the Class B Common Shares (as defined in the first paragraph of this Article FOURTH; the Class A Common Shares, Class B Common Shares and any additional class of common shares that may be issued by the Corporation in the future, collectively, are hereinafter referred to in this subsection 8 as the “Common Shares”), shall be adjusted as follows:

first, net earnings or net losses of the Corporation (constituting net income or loss plus other comprehensive income or loss) for the completed monthly period will be reduced by the amount of the dividends accrued during the completed monthly period on the 2010 Redeemable Institutional Preferred Shares and the 2012A Redeemable Institutional Preferred Shares; and

thereafter, the net earnings or net losses of the Corporation from the completed monthly period, as adjusted pursuant to the preceding paragraph, will be allocated among the Preferred Shares, including the 2012A Redeemable Institutional Preferred Shares, the 2010 Redeemable Institutional Preferred Shares and the Provider Preferred Shares, and the Common Shares based upon their respective and relative percentages of the total equity of the Corporation, based upon 50% of the aggregate book value of the 2012A Redeemable Institutional Preferred Shares, 50% of the aggregate book value of the 2010 Redeemable Institutional Preferred Shares and 100% of the aggregate book value of the Provider Preferred Shares, and based on a percentage of the aggregate book value of shares of other series of Preferred Shares to be determined subject to the terms of any such series of Preferred Shares as may be fixed by the Board of Directors, and 100% of the aggregate book value of the Common Shares, in each case as of the month end date immediately preceding the monthly period in question.

(B) After the allocation of net earnings or net losses to the Preferred Shares, including the 2012A Redeemable Institutional Preferred Shares, the 2010 Redeemable Institutional Preferred Shares and the Provider Preferred Shares, and Common Shares pursuant to the paragraphs under subsection (A) above, the aggregate book value of the Preferred Shares, including the 2012A Redeemable Institutional Preferred Shares, the 2010 Redeemable Institutional Preferred Shares and the Provider Preferred Shares, and Common Shares will be adjusted for any purchases or redemptions (including in connection with the exercise of a Put Right or Call Right pursuant to subsection 8(g) or similar right pursuant to subsections 6(g) and 7(g) of Section B of this Article Fourth) thereof during the completed monthly period.

(C) The adjusted aggregate book values of the Preferred Shares, including the 2012A Redeemable Institutional Preferred Shares, the 2010 Redeemable Institutional Preferred Shares and the Provider Preferred Shares, and Common Shares as described in this subsection (d)(ii) will be used as the basis of the allocation of the net earnings or net losses of the Corporation in the following monthly period and will be subject to any adjustments necessary to reconcile estimated and actual calculations of Adjusted Book Value per 2012A Redeemable Institutional Preferred Share based upon the year-end audit of the Corporation’s financial statements.

(e) NO VOTING RIGHTS; PROTECTIVE PROVISIONS.

(i) Except as provided in subsection (ii) below or as required by law, the 2012A Redeemable Institutional Preferred Shares shall have no voting rights.

(ii) So long as any 2012A Redeemable Institutional Preferred Shares are outstanding, the Corporation may not, without the consent of the holders of at least two-thirds of the 2012A Redeemable Institutional Preferred Shares, by amendment, merger, consolidation or otherwise, purchase or redeem or pay any dividend on any capital stock of the Corporation prior to the 2012A Redeemable Institutional Preferred Shares, other than (A) Common Shares repurchased from former directors or employees in connection with the cessation of their services or employment at a price not greater than book value as of the month-end immediately preceding their termination date, (B) shares of the Corporation’s capital stock repurchased pursuant to the Corporation’s Amended and Restated Code of Regulations, (C) 2010 Redeemable Institutional Preferred Shares redeemed or repurchased pursuant to subsection 7(f) or 7(g) of Section B of this Article FOURTH, (D) Provider Preferred Shares redeemed or repurchased pursuant to subsection 6(f) or 6(g) of Section B of this Article FOURTH and (E) redemptions of other Preferred Shares that may be issued in the future pursuant to the terms thereof as fixed by the Board of Directors. For the avoidance of doubt, “capital stock” as used in this subsection shall not include restricted share units, phantom shares or other derivate securities of the Corporation.

(f) RESTRICTIONS ON TRANSFER.

(i) No transfers. Except as specifically provided in this subsection (f), no legal or beneficial holder of 2012A Redeemable Institutional Preferred Shares may transfer, gift, sell or assign any 2012A Redeemable Institutional Preferred Shares or interests therein, legal or equitable, whether now owned or hereafter acquired, or authorize, permit or suffer any such transfer, gift, sale or assignment. Any attempted transfer, gift, sale or assignment of 2012A Redeemable Institutional Preferred Shares or any interest therein not in compliance with this subsection (f) will be null and void ab initio as against the Corporation and all other persons, including but not limited to the transferor and transferee. Without limiting the generality of the foregoing, no transfer, gift, sale or assignment will be permitted or recognized, even if permitted by any other provision of this subsection (f), unless each of the following conditions is satisfied in the judgment of, or waived in writing by, the Board of Directors in its discretion: (A) the transferor complies with all of the applicable provisions of this subsection (f); (B) the transferor and transferee each execute, acknowledge and deliver to the Corporation such instruments of transfer, assignment and assumption with respect to such transfer and such other instruments, acknowledgements and documents as may be reasonably deemed necessary by, and in form and substance reasonably satisfactory to, the Corporation to establish or evidence compliance with the provisions of this subsection (f); (C) the Corporation shall have received, at the expense of the parties to the transfer, an opinion of counsel of the Corporation (or other counsel acceptable to counsel of the Corporation) to the effect that such transfer is exempt from registration under the Securities Act of 1933, as amended, and is in compliance with all applicable federal and state securities laws and regulations; provided, however, the Board of Directors, in its sole discretion, may waive such opinion requirement; and (D) the transfer does not cause any breach or violation of, cause an event of default under, or result in acceleration of maturity of any indebtedness or other obligations under, any contract, note, mortgage, loan or other instrument or document to which the Corporation or any of its subsidiaries is a party or by which any of its or their assets or properties is bound.

(ii) Permitted Transfers to Certain Purchasers and Corporation’s Right of First Refusal. If a holder of 2012A Redeemable Institutional Preferred Shares desires to accept a bona fide offer in writing from a 2012A Redeemable Institutional Preferred Eligible Owner (a “Proposed Transferee”) for the purchase of all (but not less than all) of the 2012A Redeemable Institutional Preferred Shares owned by such holder (hereinafter referred to in this subsection as the “Offered Shares”), such holder shall promptly deliver to the Corporation a written offer (hereinafter referred to in this subsection as an “Offer”) to sell the Offered Shares to the Corporation for a purchase price not more than the purchase price offered by the Proposed Transferee and on such other terms and conditions that, taken as a whole, are no less favorable to the Corporation than those set forth in the offer from the Proposed Transferee. The Offer shall disclose the identity of the Proposed Transferee, the terms of the bona fide offer from the Proposed Transferee (including the date on which the transfer of the Offered Shares will be abandoned and terminated if not then consummated (the “Termination Date”)), any other material facts relating to the proposed transfer and proof that the Proposed Transferee is a 2012A Redeemable Institutional Preferred Eligible Owner. Within 15 days after receipt of the Offer, the Corporation may give written notice to such holder of the Corporation’s intent to purchase all of the Offered Shares within 30 days of such notice given by the Corporation on substantially the same terms and conditions as set forth in the Offer. If the Corporation does not exercise its purchase right under this subsection (f)(ii), upon the approval of the Board of Directors, which shall not be unreasonably withheld so long as (A) the Proposed Transferee is a 2012A Redeemable Institutional Preferred Eligible Owner and (B) the requirements for transfer set forth in subsection (f)(i) above are satisfied or waived by the Board of Directors, the holder may thereafter transfer all (but not less than all) of the Offered Shares to the Proposed Transferee for a purchase price not less than the purchase price set forth in the Offer and upon such other terms and conditions that, taken as a whole, are no more favorable to the Proposed Transferee than those set forth in the Offer; provided that the transfer must be consummated or abandoned and terminated by the earlier of the Termination Date and the date that is 10 days after the Board of Directors approves such transfer.

(g) PUT AND CALL RIGHTS.

(i) A holder of the 2012A Redeemable Institutional Preferred Shares shall have the right (referred to in this subsection 8 as the “Put Right”), exercisable upon written notice to the Corporation (hereinafter referred to in this subsection (g) as a “Put Notice”), to require the Corporation to redeem all or any portion of the 2012A Redeemable Institutional Preferred Shares held by such holder on the terms set forth in this subsection (g).

(ii) The Corporation shall have the right (referred to in this subsection 8 as the “Call Right”), exercisable upon written notice to a holder of 2012A Redeemable Institutional Preferred Shares (hereinafter referred to in this subsection (g) as a “Call Notice”), to redeem from such holder all or any portion of the 2012A Redeemable Institutional Preferred Shares held by such holder on the terms set forth in this subsection (g).

(iii) Within 180 days after the Corporation’s receipt of a Put Notice or a holder’s receipt of a Call Notice, as the case may be, and, in the case of the exercise by the Corporation of the Call Right, no earlier than 30 days after a holder’s receipt of a Call Notice, the Corporation shall repurchase from the holder, and such holder shall sell and deliver to the Corporation, the number of 2012A Redeemable Institutional Preferred Shares specified in the Put Notice or the Call Notice, as the case may be, and the Corporation shall pay the Put Price or the Call Price (as such terms are defined in subsection (g)(iv) below), as the case may be, to such holder. At the closing (hereinafter referred to in this subsection (g) as the “Closing”) of the purchase and sale of the 2012A Redeemable Institutional Preferred Shares pursuant to this subsection (g), the selling holder of the 2012A Redeemable Institutional Preferred Shares shall deliver to the Corporation such instruments and documents as shall be necessary or appropriate to transfer the 2012A Redeemable Institutional Preferred Shares being sold by such holder to the Corporation, and the Corporation shall purchase and accept such 2012A Redeemable Institutional Preferred Shares and shall pay the Put Price or the Call Price, as the case may be, to such holder by wire transfer of immediately available funds to the account of such holder provided in writing by such holder to the Corporation. At the Closing, the selling holder of 2012A Redeemable Institutional Preferred Shares shall provide the Corporation with a certificate, executed on behalf of such holder by an authorized officer thereof, to the effect that such holder has good and valid title to the 2012A Redeemable Institutional Preferred Shares being sold, free and clear of all liens, other than restrictions on transfer pursuant to these Amended and Restated Articles of Incorporation and the Corporation’s Amended and Restated Code of Regulations.

(iv) For purposes of this subsection (g):

(A) The “Put Price” for each 2012A Redeemable Institutional Preferred Share being purchased by the Corporation shall be (1) in the event that the Put Price Calculation Date (as defined below) is on or prior to January 31, 2017 (hereinafter referred to in this subsection (g) as the “Price Adjustment Date”), an amount equal to 95% of the Adjusted Book Value per 2012A Redeemable Institutional Preferred Share, plus all accrued but unpaid dividends on each 2012A Redeemable Institutional Preferred Share or (2) in the event that the Put Price Calculation Date is after the Price Adjustment Date, an amount equal to 100% of the Adjusted Book Value per 2012A Redeemable Institutional Preferred Share, plus all accrued but unpaid dividends on each 2012A Redeemable Institutional Preferred Share.

(B) The “Put Price Calculation Date” shall be the last day of the month immediately preceding the date of the Corporation’s receipt of a Put Notice.

(C) The “Call Price” for each 2012A Redeemable Institutional Preferred Share being purchased by the Corporation shall be (1) in the event that the Call Price

Calculation Date (as defined below) is prior to the Price Adjustment Date, an amount equal to the greater of (x) 105% of the Adjusted Book Value per 2012A Redeemable Institutional Preferred Share and (y) the Issue Price, in each case plus all accrued but unpaid dividends on each 2012A Redeemable Institutional Preferred Share, or (2) in the event that the Call Price Calculation Date is on or after the Price Adjustment Date, an amount equal to 100% of the Adjusted Book Value per 2012A Redeemable Institutional Preferred Share, plus all accrued but unpaid dividends on each 2012A Redeemable Institutional Preferred Share.

(D) The “Call Price Calculation Date” shall be the last day of the month immediately preceding the date of a holder’s receipt of a Call Notice.

(v) Notwithstanding anything to the contrary contained in this subsection (g), if a Liquidation Event (as defined in subsection (h) below) occurs within 90 days of a Closing of the purchase of all or any portion of the 2012A Redeemable Institutional Preferred Shares in connection with the exercise of a Call Right by the Corporation, then the holder of the 2012A Redeemable Institutional Preferred Shares so purchased by the Corporation pursuant to the Call Right shall be entitled to an additional cash payment in an amount equal to the difference, if positive, between the Estimated Cash Payment (as defined in subsection (h) below) and the Call Price.

(h) PAYMENT UPON A LIQUIDATION EVENT.

(i) Notwithstanding Section B.4 of this Article FOURTH, in the event of any liquidation, dissolution or winding up of the Corporation, any merger or consolidation involving the Corporation (other than one in which shareholders of the Corporation own a majority by voting power of the outstanding shares of the surviving or acquiring corporation), or any sale, lease, transfer or other disposition of all or substantially all of the assets of the Corporation (each of the foregoing, a “Liquidation Event” for purposes of this subsection 8), the holders of the 2012A Redeemable Institutional Preferred Shares shall receive, in redemption of the 2012A Redeemable Institutional Preferred Shares, a cash payment equal to the greater of:

(A) 100% of the Adjusted Book Value per 2012A Redeemable Institutional Preferred Share, plus all accrued but unpaid dividends on each 2012A Redeemable Institutional Preferred Share, and such payment shall be equal to the rights to any payments to the holders of other Preferred Shares, including the 2010 Redeemable Institutional Preferred Shares and the Provider Preferred Shares, and shall be senior to any right of payment to the holders of the Common Shares and the Common Shares shall rank junior to the 2012A Redeemable Institutional Preferred Shares; or

(B) the Estimated Cash Payment (as defined below).

(ii) For purposes of this subsection 8, the “Estimated Cash Payment” shall be computed as follows:

(A) If the Consideration (as defined below) is paid, payable or contributed directly to the holders of the Common Shares in connection with a Liquidation

Event, an amount equal to (1) the per Common Share Consideration (as defined and described in clause (b) of subsection (h)(ii)(C)(2) below) paid, payable or contributed to the holders of the Common Shares, times (2) the number of Class B Common Shares that would be issued if the 2012A Redeemable Institutional Preferred Shares were converted, on a hypothetical basis, at the Conversion Ratio (as defined below).

(B) For all other Liquidation Events not covered by subsection (h)(ii)(A) above, the Enterprise Value (as defined below) shall be divided by the total number of Common Share Equivalents (as defined below), and the resulting quotient shall be the Estimated Cash Payment per 2012A Redeemable Institutional Preferred Share.

(C) For purposes of computing the Estimated Cash Payment:

(1) “Enterprise Value” means an amount equal to the aggregate Consideration (as defined in clause (a) of subsection (h)(ii)(C)(2) below) paid, payable or contributed, directly or indirectly, by an acquiror to the Corporation in connection with a Liquidation Event, reduced by the Aggregate Reduction Amount (as defined below).

(2) “Consideration” means (a) the total value of all cash, securities (including any debt or equity securities, options or warrants, collectively, “Securities”), agreements with the Corporation or any of its subsidiaries (including, but not limited to, consulting agreements, agreements not to compete and similar agreements) and other property or non-cash consideration paid, payable or contributed, directly or indirectly, by an acquiror to the Corporation in connection with a Liquidation Event and any contingent, escrowed or earned amounts (calculated at the present value of such amounts as of the date on which the Liquidation Event is consummated) or (b) the per Common Share value of all cash and Securities paid, payable or contributed directly by an acquiror to the holders of the Common Shares in connection with a Liquidation Event and any contingent, escrowed or earned amounts. For purposes of this subsection (h), the value of (x) all freely tradeable Securities for which a public trading market exists as of the date on which the Liquidation Event is consummated will equal the last closing market price of such Securities on the business day prior to public announcement of the Liquidation Event, (y) all Securities which are not freely tradeable or which have no established public market will equal the fair market value thereof as determined by the Corporation and the holder of the 2012A Redeemable Institutional Preferred Shares and (z) all other property or non-cash consideration will equal the face value thereof or other appropriate value as determined by the Corporation and the holder of the 2012A Redeemable Institutional Preferred Shares. With respect to clauses (y) and (z) above, in the event the Corporation and the holders of the 2012A Redeemable Institutional Preferred Shares cannot agree on such value within 30 days, then they shall select an independent accounting firm reasonably acceptable to all parties, and such accounting shall conclusively establish such value. If the Consideration is computed or payable in foreign currency, the value of such foreign currency will, for purposes hereof, be converted into U.S. dollars at the noon buying rate in New York City on the date or dates on which such Consideration is payable.

(3) “Aggregate Reduction Amount” means an amount equal to the sum of (x) the aggregate amount payable by the Corporation as a liquidation preference to holders of the 2010 Redeemable Institutional Preferred Shares (pursuant to subsection 7(h) of Section B of this Article FOURTH), the Provider Preferred Shares (pursuant to subsection 6(h) of Section B of this Article FOURTH), and any other liquidation preference for senior securities, plus (y) an amount equal to the Corporation’s liabilities on a consolidated basis (as set forth on the Corporation’s then-most recent balance sheet) but only to the extent such liabilities cannot be satisfied by the Corporation’s assets or are not otherwise assumed by the acquiror (directly or by operation of law) in connection with the Liquidation Event, plus (z) the aggregate amount of all transaction expenses, including accounting, legal, and investment advisory fees and expenses, incurred by the Corporation as a result of or in connection with the Liquidation Event.

(4) “Common Share Equivalents” shall include (a) all issued and outstanding Common Shares, (b) all securities convertible into or settled based upon a class of Common Shares, including any and all stock options, warrants, restricted shares, restricted share units and phantom shares, and (c) the number of Class B Common Shares that would be issued if the 2012A Redeemable Institutional Preferred Shares were converted, on a hypothetical basis, at the Conversion Ratio (as defined below).

(5) “Conversion Ratio” means one 2012A Redeemable Institutional Preferred Share to 1.2 Class B Common Shares (1:1.2).

IN WITNESS WHEREOF, the undersigned has executed this instrument as of January 3, 2012.

/s/ Fred Bronson, DDS
Fred J. Bronson, DDS
Secretary

Schedule 2.06 to Preferred Shares Purchase Agreement

Consents

September 16, 2011

Total Vision Services, LLC

2130 Osterfeld Avenue

Cincinnati, Ohio 45214

Attention: Vince Thoma, President

Re:	Redeemable Institutional Preferred Shares – 2010 (A) Series

Dear Vince:

DCP Holding Company (“DCP”) expects to enter into a Preferred Shares Purchase Agreement (the “Agreement”) with Cincinnati Financial Corporation (“Purchaser”), pursuant to which DCP will agree to issue and sell to Purchaser 1,000 shares of a new series of Preferred Shares of DCP, designated as the Redeemable Institutional Preferred Shares – 2012A Series (the “2012A Redeemable Institutional Preferred Shares”), for an aggregate purchase price of $1,000,000 (the “Transaction”). The closing of the Transaction is expected to occur in January of 2012.

Pursuant to Section B.7.(e)(ii) of Article Fourth of DCP’s Amended and Restated Articles of Incorporation, DCP may not, without the consent of the holders of at least two-thirds of the Redeemable Institutional Preferred Shares – 2010 (A) Series (the “2010A Redeemable Institutional Preferred Shares”), purchase or redeem or pay any dividend on any capital stock of DCP prior to the 2010A Redeemable Institutional Preferred Shares, other than (i) Common Shares of DCP repurchased from former directors or employees in connection with the cessation of their services or employment at a price not greater than book value as of the month-end immediately preceding their termination date and (ii) shares of DCP’s capital stock repurchased pursuant to DCP’s Amended and Restated Code of Regulations. For purposes of this letter agreement, we refer to the requirement to obtain the consent of the holders of the 2010A Redeemable Institutional Preferred Shares as the “consent right.”

The terms of the 2012A Redeemable Institutional Preferred Shares will be set forth in an amendment to DCP’s Amended and Restated Articles of Incorporation. The holders of the 2012A Redeemable Institutional Preferred Shares will have a put right (the “Put Right”) that is similar to the put right held by the holders of the 2010A Redeemable Institutional Preferred Shares and DCP will have a call right (the “Call Right”) with respect to the 2012A Redeemable Institutional Preferred Shares that is similar to the call right DCP has with respect to the 2010A Redeemable Institutional Preferred Shares. DCP will also have a right of first refusal (the “ROFR”) similar to the right of first refusal it has with respect to the 2010A Redeemable Institutional Preferred Shares, pursuant to which DCP has the right repurchase the 2012A Redeemable Institutional Preferred Shares from a holder who desires to accept an offer from a third party for such holder’s 2012A Redeemable Institutional Preferred Shares.

The 2012A Redeemable Institutional Preferred Shares will carry an annual dividend that, once declared by DCP’s Board of Directors, will be paid in four equal quarterly installments, on or before the last business day of the calendar quarter of the year for which the dividend was declared. The terms of the 2010A Redeemable Institutional Preferred Shares require payment of the annual dividend on or before January 31 of the year following the year in which the dividend was declared.

In connection with the Transaction and the consent right, DCP is requesting that Total Vision Services, LLC (“TVS”), as the holder of all of the outstanding 2010A Redeemable Institutional Preferred Shares, execute this letter agreement, pursuant to which TVS consents and agrees as follows:

1. TVS hereby consents to all future DCP repurchases or redemptions of (a) 2012A Institutional Preferred Shares redeemed or repurchased pursuant to the Put Right, the Call Right or the ROFR, and (b) other series of Preferred Shares of DCP that may be issued in the future pursuant to the terms thereof as may be fixed by DCP’s Board of Directors.

2. In order for the annual dividends on the 2010A Redeemable Institutional Preferred Shares and 2012A Redeemable Institutional Preferred Shares to be paid simultaneously, TVS hereby agrees that the annual dividend on its 2010A Redeemable Institutional Preferred Shares, once declared by DCP’s Board of Directors, shall be paid in four equal quarterly installments, on or before the last business day of the calendar quarter of the year for which the dividend was declared, to each holder of a 2010A Redeemable Institutional Preferred Share who was a record holder of such share on December 31 of the prior calendar year, simultaneously with the payment of the annual dividend to holders of the 2012A Redeemable Institutional Preferred Shares.

Please return a signed copy of this letter to me by email at rhodgkins@dentalcareplus.com at your earliest convenience, followed by an original signed version. Please contact me at 513-554-3189 if you have any questions or need further information. Thank you for your prompt attention to this matter.

Sincerely,

DCP HOLDING COMPANY

By:	/s/ Robert C. Hodgkins, Jr.
Robert C. Hodgkins, Jr., Vice President & CFO

ACCEPTED, AGREED AND CONSENTED TO ON SEPTEMBER 16, 2011:

TOTAL VISION SERVICES, LLC

By:	/s/ Vince Thoma
Vince Thoma, President